Exhibit 5.1

[LETTERHEAD OF KENNETH R. MASTERSON]

December 17, 2004

FedEx Corporation

942 South Shady Grove Road

Memphis, Tennessee 38120

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Secretary of FedEx Corporation, a Delaware corporation (“FedEx”), and have participated in the preparation of the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the offer and sale of an aggregate 2,000,000 shares of FedEx’s common stock, par value $0.10 per share (the “Shares”), that may be issued from time to time pursuant to stock options granted under the FedEx Corporation Incentive Stock Plan (the “Plan”).

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as I have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, I am of the opinion that the Shares which are being registered pursuant to the Registration Statement have been duly authorized by FedEx, and when issued in the manner contemplated by the Registration Statement and in accordance with the terms of the Plan and the relevant award agreements, the Shares will be validly issued, fully paid and nonassessable.

I am a member of the Bar of the State of Tennessee and the foregoing opinion is limited to the laws of the State of Tennessee, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under “Item 5. Interests of Named Experts and Counsel” in the Registration Statement.

Very truly yours,

/s/ KENNETH R. MASTERSON

Kenneth R. Masterson
Executive Vice President,

General Counsel and Secretary